Exhibit 99.1

Louis DeJoy Appointed to XPO Logistics Board of Directors
XPO supply chain executive DeJoy assumes strategic role post-retirement
Ashfaque Chowdhury promoted to president–supply chain

GREENWICH, Conn. — December 7, 2015 — XPO Logistics, Inc. (NYSE: XPO) today announced that Louis DeJoy has been appointed to the company’s board of directors, coinciding with his retirement from the role of chief executive officer of XPO’s supply chain business in North America. He is succeeded by Ashfaque Chowdhury, Ph.D., who has been appointed president of XPO’s supply chain business in the Americas and Asia Pacific. Dr. Chowdhury has served in senior positions with the company for more than two decades.

Mr. DeJoy joined XPO Logistics from New Breed Logistics, which was acquired by XPO in 2014. As New Breed’s chairman and chief executive officer from 1983 to 2014, he grew the company from a small, regional operation to a leading U.S. provider of highly engineered, technology-enabled contract logistics. Under Mr. DeJoy’s leadership, XPO’s supply chain network in North America surpassed 50 million square feet of facility space with the integration of high-value-add operations for e-commerce fulfillment, warehousing and distribution.

Mr. DeJoy is a member of the boards of trustees of Elon University and the PGA Wyndham Championship, and serves on the board of directors for The Fund for American Studies in Washington, DC. He is a past member of the board of trustees of Moses Cone Health System in North Carolina, and was an appointee to the President’s Commission on White House Fellowships.

Dr. Chowdhury previously served as XPO’s executive vice president and chief information officer for supply chain, with responsibility for technology services and advanced solutions. Formerly with New Breed Logistics since 1994, Dr. Chowdhury has been instrumental in implementing sophisticated supply chain solutions for some of the most prestigious companies in the world.

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “Louis built a world-class organization that became the foundation for the growth of our logistics business in North America. I’m extremely grateful for his innumerable contributions, and look forward to his strategic support as a member of our board.”

Mr. Jacobs continued, “In Ashfaque, we have a seasoned supply chain leader with decades of experience in process innovation. Ashfaque is highly regarded by our blue-chip customers, many of whom have worked closely with him for years. The growth of our global organization has served to highlight the value of his expertise.”

Mr. DeJoy said, “XPO has become one of the leading logistics providers in the world, and I’m proud that we’ve accomplished this growth in an efficient and disciplined manner. It has been a privilege to lead this organization and its incredible employees, and to collaborate with Ashfaque on our vision. XPO’s supply chain business is poised for significant growth in the years ahead.”

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is a top ten global provider of cutting-edge supply chain solutions to the most successful companies in the world. The company provides services for less-than-truckload transportation, truckload brokerage and transportation, last mile logistics, engineered supply chain solutions, high-value-add warehousing and distribution, ground and air expedite, intermodal, drayage, global forwarding and managed transportation. XPO serves more than 50,000 customers with a highly integrated network of over 84,000 employees and 1,469 locations in 32 countries. XPO's corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Investor Contact:
XPO Logistics, Inc.
Tavio Headley, +1-203-930-1602
tavio.headley@xpo.com

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